Exhibit 99.1
TIME WARNER INC. REPORTS FIRST QUARTER 2011 RESULTS
First-Quarter Highlights
•	Revenues rise 6% to $6.7 billion
•	Advertising Revenues grow 20%, driven by 31% increase at Turner
•	Company posts Adjusted Operating Income of $1.3 billion and Adjusted EPS of $0.58
•	Company repurchases 37 million shares for $1.3 billion year-to-date through April 29, 2011
NEW YORK, May 4, 2011 — Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2011.
Chairman and Chief Executive Officer Jeff Bewkes said: “We’re off to a solid start this year. We’re on track to meet our financial goals for 2011 and making a lot of progress toward our longer-term objectives. For instance, our continued investment in the highest-quality content is paying off: the NCAA Men’s Basketball Tournament on TBS, TNT and truTV performed even better than we expected and Game of Thrones debuted on HBO to critical acclaim and strong viewership.”
Mr. Bewkes continued: “We are also very excited about the progress we are making across the company in introducing and expanding our digital offerings to allow consumers to enjoy our content sooner and on more platforms and devices than ever before. Just this past week, we expanded the availability of our HBO GO streaming service to mobile devices; reached agreement with Apple to enable our Time, Fortune and Sports Illustrated print subscribers to access the iPad editions of these magazines at no extra cost; and, through Warner Bros., launched our test of premium video on demand. We’ve also bought back $1.3 billion of our shares so far this year, double the pace of last year. That reflects our confidence in our competitive position and growth prospects and our commitment to continue improving shareholder returns.”
Company Results
In the quarter, Revenues rose 6% from the same period in 2010 to $6.7 billion, reflecting growth at the Networks segment. Adjusted Operating Income declined 10% to $1.3 billion, due to a decrease at the Filmed Entertainment segment. Adjusted Operating Income margins were 19% versus 22% in the 2010 quarter. Operating Income decreased 13% to $1.3 billion, while Operating Income margins were 19% compared to 23% in the prior year first quarter.
In the first quarter, the Company posted Adjusted EPS of $0.58 versus $0.61 for the year-ago quarter. Diluted Income per Common Share was $0.59 for the three months ended March 31, 2011, compared to $0.62 for last year’s first quarter.
For the first three months of 2011, Cash Provided by Operations from Continuing Operations reached $825 million, and Free Cash Flow totaled $693 million. As of March 31, 2011, Net Debt was $13.5 billion, up from $12.9 billion at the end of 2010, due to share repurchases, dividends, as well as investment and acquisition spending, offset by the generation of Free Cash Flow.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Stock Repurchase Program Update
In January, the Company’s Board of Directors increased the amount remaining on the Company’s common stock repurchase program to $5.0 billion for purchases beginning January 1, 2011.
From January 1 through April 29, 2011, the Company repurchased approximately 37 million shares of common stock for approximately $1.3 billion.

Segment Performance
Presentation of Financial Information
The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2011	2010
Revenues:
Networks	$3,496	$2,958
Filmed Entertainment	2,604	2,694
Publishing	798	799
Intersegment eliminations	(215)	(129)

Total Revenues	$6,683	$6,322

Adjusted Operating Income (Loss) (a):
Networks	$1,168	$1,142
Filmed Entertainment	155	307
Publishing	63	50
Corporate	(91)	(97)
Intersegment eliminations	(20)	13

Total Adjusted Operating Income	$1,275	$1,415

Operating Income (Loss) (a):
Networks	$1,162	$1,201
Filmed Entertainment	158	307
Publishing	63	50
Corporate	(93)	(108)
Intersegment eliminations	(20)	13

Total Operating Income	$1,270	$1,463

Depreciation and Amortization:
Networks	$93	$91
Filmed Entertainment	95	91
Publishing	36	41
Corporate	7	9

Total Depreciation and Amortization	$231	$232

(a)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months ended March 31, 2011 and 2010 included restructuring and severance costs of (millions):

	Three Months Ended March 31,
	2011	2010
Networks	$(12)	$—
Filmed Entertainment	(6)	(4)
Publishing	(12)	(5)
Corporate	—	—

Total Restructuring and Severance Costs	$(30)	$(9)

Presented below is a discussion of the performance of Time Warner’s segments for the first quarter of 2011. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
NETWORKS (Turner Broadcasting and HBO)
Revenues increased 18% ($538 million) to $3.5 billion, benefitting from growth of 9% ($167 million) in Subscription revenues, 31% ($242 million) in Advertising revenues and 48% ($120 million) in Content revenues. The increase in Subscription revenues resulted mainly from higher domestic rates, as well as international expansion and growth. The growth in Advertising revenues was driven by the NCAA Division I Men’s Basketball Championship events (the “NCAA Tournament”), strong domestic pricing, as well as international expansion. Content revenue growth was due mainly to higher sales of HBO’s original programming, including The Pacific, Sex and the City and Boardwalk Empire.
Adjusted Operating Income grew 2% ($26 million) to $1.2 billion, reflecting higher revenues, partly offset by increased expenses, including higher programming costs. Programming costs rose 37%, due primarily to an increase in sports programming expenses, principally attributable to the NCAA Tournament, as well as higher original and licensed programming costs. Operating Income declined 3% ($39 million) to $1.2 billion. The prior year period included a gain of $59 million that was recognized upon the consolidation of HBO Central Europe, reflecting the excess of the fair value over the Company’s carrying costs of its original investment in HBO Central Europe.
Turner Sports’ and CBS Sports’ exclusive live coverage of the NCAA Tournament across TBS, TNT, truTV and CBS was the most-watched tournament since 2005. In addition, NCAA March Madness on Demand, which provided live and on-demand streaming video across broadband and mobile applications, delivered a 63% increase in total visits over the prior year across all platforms. TNT’s coverage of the NBA 2010-2011 regular season was the most-watched season in Turner’s 27 years of airing NBA coverage. This success has continued with TNT’s coverage of the 2011 NBA playoffs, which have delivered strong double-digit growth in key demographics through April 26, 2011 compared to 2010.
On May 2, 2011, HBO launched HBO GO, its authenticated online video service, on mobile devices including the iPad, iPhone and Android smart phones. With the recent additions of Cox, DirecTV, Dish Network and Suddenlink, HBO GO is now available to approximately 80% of HBO’s domestic subscriber base. Through May 2, 2011, the premiere episode of Game of Thrones had a total of 8.7 million viewers, and initial night viewership has increased since the first episode. HBO earned seven Peabody Awards, the most of any television or news outlet this year, including awards for The Pacific and Temple Grandin.
FILMED ENTERTAINMENT (Warner Bros.)
Revenues decreased 3% ($90 million) to $2.6 billion, due primarily to difficult comparisons against the theatrical and home video release slate in the year-ago period. The prior year quarter included revenue from Sherlock Holmes and The Blind Side, as well as a greater number of home video releases. These declines were partly offset by higher television license fees, benefitting from a greater number of series, timing of deliveries and improved worldwide syndication, as well as higher video games revenues driven by LEGO Star Wars III: The Clone Wars.
Adjusted Operating Income declined 50% ($152 million) to $155 million, as lower theatrical contributions were only partially offset by higher television contributions. Operating Income declined 49% ($149 million) to $158 million.
In March, Warner Bros. Entertainment became the first movie studio to offer consumers the ability to rent films directly through Facebook. Last month, Warner Bros. launched its test of premium VOD by offering Hall Pass through DirecTV.

PUBLISHING (Time Inc.)
Revenues were essentially flat at $798 million, reflecting a decline of 5% ($17 million) in Subscription revenues, offset by an increase of 18% ($13 million) in Other revenues. Advertising revenues were flat in the quarter due to the transfer of management of SI.com and Golf.com to Turner and the sales of certain magazines at IPC (the “IPC Sales”). Together, these transactions negatively affected Advertising revenues by approximately $15 million compared to the prior year quarter. Excluding the impact of the transfer and IPC Sales, Advertising revenues would have increased 4%. The decrease in Subscription revenues was due primarily to lower international revenues, related in part to the IPC Sales, as well as lower domestic subscription and newsstand revenues. The increase in Other revenues was due primarily to a license fee received from Turner related to SI.com and Golf.com.
Operating Income rose 26% ($13 million) to $63 million, reflecting the growth in higher-margin domestic print magazine advertising revenues and lower expenses, partially offset by higher restructuring and severance costs.
During the quarter, Time Inc. maintained its leading share of overall domestic magazine advertising at 21.2% (Publishers Information Bureau data). In January, People.com became the first magazine website to surpass one billion monthly page views. This past week, Time Inc. reached agreement with Apple to provide print subscribers to Time, Fortune and Sports Illustrated with authenticated access to the iPad editions of the magazines at no extra cost — a benefit that People magazine subscribers already enjoy.
CONSOLIDATED NET INCOME AND PER SHARE RESULTS
Adjusted EPS was $0.58 for the three months ended March 31, 2011, compared to $0.61 in last year’s first quarter. The decrease in Adjusted EPS primarily reflected lower Adjusted Operating Income partly offset by fewer shares outstanding.
For the three months ended March 31, 2011, the Company reported Net Income attributable to Time Warner Inc. shareholders of $653 million, or $0.59 per diluted common share. This compares to Net Income attributable to Time Warner Inc. shareholders in 2010’s first quarter of $725 million, or $0.62 per diluted common share.
For the first quarter of 2011, the Company reported Net Income of $651 million, or $0.59 per diluted common share. This compares to Net Income in the prior year quarter of $725 million, or $0.62 per diluted common share.
USE OF NON-GAAP FINANCIAL MEASURES
The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; external costs related to mergers, acquisitions, or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.
Adjusted Net Income attributable to Time Warner Inc. common shareholders is Net Income attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding the above items.
Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.
Free Cash Flow is Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with securities litigation and government investigations, which reduce liquidity.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Net Income attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income attributable to Time Warner Inc. common shareholders, Diluted Income (Loss) per Common Share and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
ABOUT TIME WARNER INC.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, filmed entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the

Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL
Time Warner Inc. issued a separate release today regarding its 2011 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, May 4, 2011. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except share amounts)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and equivalents	$3,029	$3,663
Receivables, less allowances of $1,677 and $2,161	5,854	6,413
Inventories	1,948	1,920
Deferred income taxes	571	581
Prepaid expenses and other current assets	501	561

Total current assets	11,903	13,138

Noncurrent inventories and film costs	6,100	5,985
Investments, including available-for-sale securities	1,983	1,796
Property, plant and equipment, net	3,891	3,874
Intangible assets subject to amortization, net	2,420	2,492
Intangible assets not subject to amortization	7,833	7,827
Goodwill	30,012	29,994
Other assets	1,600	1,418

Total assets	$65,742	$66,524

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,198	$7,733
Deferred revenue	923	884
Debt due within one year	28	26

Total current liabilities	8,149	8,643

Long-term debt	16,535	16,523
Deferred income taxes	2,374	1,950
Deferred revenue	305	296
Other noncurrent liabilities	6,138	6,167

Equity
Common stock, $0.01 par value, 1.648 billion and 1.641 billion shares issued and 1.078 billion and 1.099 billion shares outstanding	16	16
Paid-in-capital	156,697	157,146
Treasury stock, at cost (570 million and 542 million shares)	(30,033)	(29,033)
Accumulated other comprehensive loss, net	(539)	(632)
Accumulated deficit	(93,904)	(94,557)

Total Time Warner Inc. shareholders’ equity	32,237	32,940
Noncontrolling interests	4	5

Total equity	32,241	32,945

Total liabilities and equity	$65,742	$66,524

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended
	3/31/11	3/31/10
Revenues	$6,683	$6,322
Costs of revenues	(3,727)	(3,353)
Selling, general and administrative	(1,591)	(1,488)
Amortization of intangible assets	(68)	(68)
Restructuring and severance costs	(30)	(9)
Gain on operating assets	3	59

Operating income	1,270	1,463
Interest expense, net	(274)	(296)
Other loss, net	(14)	(53)

Income before income taxes	982	1,114
Income tax provision	(331)	(389)

Net income	651	725
Less Net loss attributable to noncontrolling interests	2	—

Net income attributable to Time Warner Inc. shareholders	$653	$725

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$0.59	$0.63

Average basic common shares outstanding	1,090.8	1,149.8

Diluted net income per common share	$0.59	$0.62

Average diluted common shares outstanding	1,110.1	1,165.4

Cash dividends declared per share of common stock	$0.2350	$0.2125

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31,
(Unaudited; millions)

	2011	2010
OPERATIONS
Net income	$651	$725
Adjustments for noncash and nonoperating items:
Depreciation and amortization	231	232
Amortization of film and television costs	1,804	1,384
(Gain) loss on investments and other assets, net	(4)	4
Equity in losses of investee companies, net of cash distributions	32	12
Equity-based compensation	102	90
Deferred income taxes	51	10
Changes in operating assets and liabilities, net of acquisitions	(2,042)	(1,101)

Cash provided by operations from continuing operations	825	1,356

INVESTING ACTIVITIES
Investments in available-for-sale securities	—	(1)
Investments and acquisitions, net of cash acquired	(160)	(474)
Capital expenditures	(152)	(89)
Other investment proceeds	5	29

Cash used by investing activities from continuing operations	(307)	(535)

FINANCING ACTIVITIES
Borrowings	22	2,092
Debt repayments	(21)	(1,669)
Proceeds from exercise of stock options	118	42
Excess tax benefit on stock options	14	1
Principal payments on capital leases	(2)	(4)
Repurchases of common stock	(959)	(514)
Dividends paid	(261)	(248)
Other financing activities	(63)	(64)

Cash used by financing activities from continuing operations	(1,152)	(364)

Cash provided (used) by continuing operations	(634)	457

Cash used by operations from discontinued operations	—	(23)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(634)	434
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,663	4,733

CASH AND EQUIVALENTS AT END OF PERIOD	$3,029	$5,167

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; dollars in millions)
Reconciliations of
Adjusted Operating Income (Loss) to Operating Income (Loss) and
Adjusted Operating Income Margin to Operating Income Margin
Three Months Ended March 31, 2011

			Gain (Loss) on Operating
	Adjusted Operating Income (Loss)	Asset Impairments	Assets	Other(a)	Operating Income (Loss)
Networks (b)	$1,168	$—	$—	$(6)	$1,162
Filmed Entertainment (c)	155	—	3	—	158
Publishing	63	—	—	—	63
Corporate (d)	(91)	—	—	(2)	(93)
Intersegment eliminations	(20)	—	—	—	(20)

Total	$1,275	$—	$3	$(8)	$1,270

Margin (e)	19.1%	—	—	(0.1%)	19.0%
Three Months Ended March 31, 2010

			Gain (Loss) on Operating
	Adjusted Operating Income (Loss)	Asset Impairments	Assets	Other(a)	Operating Income (Loss)(f)
Networks(b)	$1,142	$—	$59	$-	$1,201
Filmed Entertainment	307	—	—	-	307
Publishing	50	—	—	-	50
Corporate(d)	(97)	—	—	(11)	(108)
Intersegment eliminations	13	—	—	-	13

Total	$1,415	$—	$59	$(11)	$1,463

Margin(e)	22.4%	—	0.9%	(0.2%)	23.1%

(a)	For 2011, Other includes amounts related to securities litigation and government investigations as well as external costs related to mergers, acquisitions or dispositions. For 2010, Other includes only amounts related to securities litigation and government investigations.

(b)	For the three months ended March 31, 2011, Operating Income includes $6 million of external costs related to mergers, acquisitions or dispositions. For the three months ended March 31, 2010, Operating Income includes a $59 million gain reflecting the recognition of the excess of the fair value over the Company’s carrying costs of its original investment in HBO Central Europe (“HBO CE”) upon the Company’s acquisition of the controlling interest in HBO CE.

(c)	For the three months ended March 31, 2011, Operating Income includes a $3 million gain related to contingent consideration.

(d)	For the three months ended March 31, 2011 and 2010, Operating Loss includes $2 million and $11 million, respectively, in net expenses related to securities litigation and government investigations.

(e)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

(f)	Operating Income (Loss) for the three months ended March 31, 2010 includes $3 million of external costs related to mergers, acquisitions or dispositions.

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; millions, except per share amounts)
Reconciliations of
Adjusted Net Income attributable to Time Warner Inc. common shareholders to
Net Income attributable to Time Warner Inc. common shareholders and
Adjusted EPS to Diluted Net Income per Common Share

	Three Months Ended
	3/31/11	3/31/10
Gain on operating assets	$3	$59
Other	(8)	(11)

Impact on Operating Income	(5)	48

Investment losses, net	4	(3)
Amounts related to the separation of Time Warner Cable Inc.	4	(3)
Premium paid and transaction costs incurred in connection with debt redemption	—	(55)

Pretax impact(a)	3	(13)
Income tax impact of above items	3	23

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$6	$10

Amounts attributable to Time Warner Inc. shareholders:
Net income	$653	$725
Less Impact of items affecting comparability on net income	6	10

Adjusted net income	$647	$715

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$0.59	$0.62
Less Impact of items affecting comparability on diluted net income per common share	0.01	0.01

Adjusted EPS	$0.58	$0.61

Average diluted common shares outstanding	1,110.1	1,165.4

(a)	For the three months ended March 31, 2010, pretax impact amount does not include $3 million of external costs related to mergers, acquisitions or dispositions.
Gain on Operating Assets
     For the three months ended March 31, 2011, the Company recognized a $3 million gain related to contingent consideration at the Filmed Entertainment segment.
     For the three months ended March 31, 2010, the Company recognized a $59 million gain at the Networks segment upon the acquisition of its controlling interest in HBO CE, reflecting the recognition of the excess of the fair value over the Company’s carrying costs of its original investment in HBO CE.
Other
     Other reflects legal and other professional fees related to the defense of securities litigation matters by former employees totaling $2 million and $11 million for the three months ended March 31, 2011 and 2010, respectively. Other also reflects external costs related to mergers, acquisitions or dispositions of $6 million for the three months ended March 31, 2011 at the Networks segment.

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; millions, except per share amounts)
Investment Gains (Losses), Net
     For the three months ended March 31, 2011 and 2010, the Company recognized $4 million of miscellaneous investment gains and $3 million of miscellaneous investment losses, respectively.
Amounts Related to the Separation of Time Warner Cable Inc.
     For the three months ended March 31, 2011 and 2010, the Company recognized $4 million of other income and $3 million of other loss, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. employees, which has been reflected in other loss, net in the accompanying consolidated statement of operations.
Premium Paid and Transaction Costs Incurred in Connection with Debt Redemption
     For the three months ended March 31, 2010, the Company recognized $55 million of premiums paid and transaction costs incurred on the repurchase of $773 million of the Company’s outstanding 6.75% Notes due 2011, which was recorded in other loss, net in the accompanying consolidated statement of operations.
Income Tax Impact
     The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. Such estimated tax provisions or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain transactions.

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; millions)
Reconciliation of Cash provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended
	3/31/11	3/31/10
Cash provided by operations from continuing operations	$825	$1,356
Add payments related to securities litigation and government investigations	2	11
Add external costs related to mergers, acquisitions, investments or dispositions	6	—
Add excess tax benefits on stock options	14	1
Less capital expenditures	(152)	(89)
Less principal payments on capital leases	(2)	(4)

Free Cash Flow	$693	$1,275

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. DESCRIPTION OF BUSINESS
Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, filmed entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks and multi-channel premium pay television services that provide programming; Filmed Entertainment: consisting principally of feature film, television, home video and interactive game production and distribution; and Publishing: consisting principally of magazine publishing.
Note 2. INTERSEGMENT TRANSACTIONS
Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended
	3/31/11	3/31/10
Intersegment Revenues
Networks	$21	$17
Filmed Entertainment	183	109
Publishing	11	3

Total intersegment revenues	$215	$129

Note 3. FILMED ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES
Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended
	3/31/11	3/31/10
Home video and electronic delivery of theatrical product revenues	$541	$696
Home video and electronic delivery of television product revenues	135	156